Exhibit 99.1

Plus Therapeutics Regains Compliance with Nasdaq Listing Requirements

AUSTIN, Texas, May 16, 2023 (GLOBE NEWSWIRE) – Plus Therapeutics, Inc. (Nasdaq: PSTV) (the “Company”), a clinical-stage pharmaceutical company developing targeted radiotherapeutics with advanced platform technologies for central nervous system cancers, today announced that it has received notification from The Nasdaq Stock Market LLC that the staff has determined that for the last 10 consecutive business days, from May 1, 2023 to May 12, 2023, the closing bid price of the Company’s common stock has been at $1.00 per share or greater. Therefore, the Company has regained compliance with Listing Rule 5550(a)(2). Accordingly, Nasdaq has advised that the matter is now closed.

About Plus Therapeutics

Plus Therapeutics, Inc. is a clinical-stage pharmaceutical company developing targeted radiotherapeutics for difficult-to-treat cancers of the central nervous system with the potential to enhance clinical outcomes for patients. Combining image-guided local beta radiation and targeted drug delivery approaches, the Company is advancing a pipeline of product candidates with lead programs in recurrent glioblastoma (GBM) and leptomeningeal metastases (LM). The Company has built a robust supply chain through strategic partnerships that enable the development, manufacturing and future potential commercialization of its products. Plus Therapeutics is led by an experienced and dedicated leadership team and has operations in key cancer clinical development hubs including Austin and San Antonio, Texas. For more information, visit https://plustherapeutics.com/.

Investor Contact

Peter Vozzo

ICR Westwicke

(443) 213-0505

Peter.Vozzo@westwicke.com

Media Contact

Terri Clevenger

ICR Westwicke

(203) 856-4326

Terri.Clevenger@westwicke.com